Exhibit 23.2

To the Board of Directors and Stockholders of

Northann Corp.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Northann Corp and its subsidiaries (collectively the “Company”) of our reports dated April 15, 2024 relating to the audit of the consolidated balance sheets of Northann Corp and its subsidiaries (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements), which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

San Mateo, California	WWC, P.C.
February 13, 2025	Certified Public Accountants
PCAOB ID: 1171